UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 20, 2008

SOUTHWESTERN ENERGY COMPANY

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-08246	71-0205415
(Commission File Number)	(IRS Employer Identification No.)

2350 N. Sam Houston Pkwy. E., Suite 125, Houston, Texas	77032
(Address of principal executive offices)	(Zip Code)

(281) 618-4700

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

       ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

       ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

       ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

       ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 - Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) On May 6, 2008, the Board of Directors of Southwestern Energy Company, a Delaware corporation (the "Company"), approved changes to the Company's executive management team. These changes were announced in a press release issued on May 20, 2008, which is attached hereto as Exhibit 99.1, and are described below.

On May 20, 2008, the Company announced that Steven L. Mueller, age 55, has been elected President and Chief Operating Officer effective June 2, 2008 (the “Effective Date”).  Harold M. Korell will continue to serve as Chairman of the Board of Directors and Chief Executive Officer of the Company.  Mr. Mueller will report to Mr. Korell and will be responsible for the company’s oil and gas exploration and production business and its Midstream operations. A graduate of the Colorado School of Mines, Mr. Mueller has over 30 years of experience in the oil and gas industry.  Since September 2007, Mr. Mueller served as the Executive Vice President of CDX Gas, LLC.  Prior to that, he was employed with The Houston Exploration Company, where he was the Executive Vice President and Chief Operating Officer from November 2004 through June 2007 and the Senior Vice President and GM Onshore from September 2001 through November 2004.

On May 13, 2008, the Compensation Committee of the Company’s Board of Directors approved the terms of compensation for Mr. Mueller.  The Compensation Committee approved compensation for Mr. Mueller in his new role of President and Chief Operating Officer consisting of (a) an annual base salary of $450,000; (b) an annual cash bonus under the Company’s Incentive Compensation Plan with a target amount of 150% of his base salary, with a maximum of 225%; and (c)  long-term incentive compensation for 2008, on a prorated basis, to be awarded on the Effective Date consisting of: (i) 17,500 options to purchase the Company’s common stock, $0.01 par value, vesting 33-1/3% per year over 3 years and having an exercise price that will be the closing price of the Company’s stock on the Effective Date, (ii) 5,630 shares of restricted stock that will vest proportionately over 4 years accompanied with a cash ‘tax’ bonus to be calculated using Mr. Mueller’s estimated tax rate and the closing price of the Company’s stock on the Effective Date, and (iv) 360 performance units (with a target value of $1,000 per unit) pursuant to the Company’s Performance Unit Plan that will be payable based on the Company’s performance for the fiscal years 2008-2010.  Mr. Mueller’s salary and cash bonus for 2008 will be prorated and payable from the Effective Date.  In addition, as a sign-on bonus, the Compensation Committee determined that Mr. Mueller will receive on the Effective Date an additional 33,000 shares of restricted stock that will vest proportionately over 4 years accompanied with a cash ‘tax’ bonus to be calculated using Mr. Mueller’s estimated tax rate and the closing price of the Company’s stock on the Effective Date.  In 2008, Mr. Mueller will receive the following perquisites:  the payment of dues for one social club designated by the Company, a $7,380 annual car allowance (prorated for 2008), estate and financial planning expenses for each NEO up to $18,500 per year, a medical reimbursement plan that covers all out-of-pocket expenses and an annual complete personal physical exam.

On the Effective Date, Mr. Mueller and the Company will enter into an executive severance agreement, the form of which is filed as Exhibit 10.2 to the Company’s Form 10-K for the fiscal year ended December 31, 2007, that will entitle him to receive a payment if within three years after a “change in control,” (i) his employment is terminated without “cause” or (ii) he voluntarily terminates employment with the Company for “good reason”. The severance agreement does not provide severance benefits outside the context of a change in control. The severance payment for Mr. Mueller will be equal to the product of 2.99 and the sum of base salary as of his termination date plus the maximum bonus opportunity available to him under the Incentive Compensation Plan, and the Company will reimburse him for any taxes imposed as a result of the change in control benefits under the so-called “parachute” tax imposed by Section 280G of the Code.  The terms “change in control,” “cause” and “good reason” are defined in the form of the executive severance agreement.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

The following are filed as exhibits to this report:

Exhibit Number	Description

99.1	Press release, dated May 20, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTHWESTERN ENERGY COMPANY

Dated: May 20, 2008	By:	/s/ GREG D. KERLEY
	Name:	Greg D. Kerley
	Title:	Executive Vice President and
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press release, dated May 20, 2008.